For further information contact:
                                                 Ernie Mrozek (CFO) 901.766.1268
                                                 Steve Bono (COM) 630.663.2150
                                                 Bruce Byots (INV) 630.663.2906

FOR IMMEDIATE RELEASE
February 13, 2006


                       SERVICEMASTER REPORTS 2005 RESULTS

FULL YEAR REVENUE AND EPS GROWTH IN LINE WITH PREVIOUS EXPECTATIONS

TRUGREEN  CHEMLAWN AND TERMINIX EACH EXCEED $1 BILLION IN REVENUES

CASH FLOW AGAIN SUBSTANTIALLY  EXCEEDS NET INCOME

ARS / AMS NOW REFLECTED AS BUSINESSES  HELD PENDING SALE

FOURTH QUARTER EPS FROM CONTINUING OPERATIONS UP 14% ON A COMPARABLE BASIS

     DOWNERS GROVE, Illinois, February 13, 2006 - THE SERVICEMASTER COMPANY (NYSE: SVM) today announced fourth quarter 2005 earnings per share from continuing operations of $.08, a 14 percent increase and revenues of $720 million, a 5 percent increase compared to the prior year. Excluding the one-time benefit of $.49 resulting from the Company's previously announced agreement with the IRS, earnings per share from continuing operations in the fourth quarter of 2004 were $.07.

     For the full year, earnings per share from continuing operations were $.61, a 9 percent increase and revenues were $3.2 billion, up 6 percent over 2004. Earnings per share from continuing operations were $1.06 in 2004, and totaled $.56 excluding the aforementioned tax benefit.

     On February 2, 2006, the Company announced its intention to sell American Residential Services and American Mechanical Services. These two businesses are now reflected in the Company's financial statements as Businesses Held Pending Sale. An accompanying exhibit, which reflects certain supplemental financial results including these two businesses, is intended to provide information that can be used to compare to the Company's previously reported results and forward looking statements.

     "I am proud of what our team was able to accomplish in 2005. By delivering our service as promised over 45 million times last year, we achieved solid revenue and earnings per share growth," said Jonathan Ward, Chairman and CEO. "We grew the top line in every business segment. And two of our core businesses, Terminix and TruGreen ChemLawn, each surpassed $1 billion in sales for the first time."

     "This was accomplished as we continued to strengthen our core capabilities and position ourselves for future growth," continued Ward. "As we begin 2006, our strategic framework will help us to focus on our most important strategies and to pursue them with greater intensity."

OUTLOOK
     "Two consecutive years of achieving our revenue and earnings targets, give us confidence and momentum heading into the new year. As we deliver our business plan for 2006, we will also concentrate on the successful integration of InStar, the divestiture of ARS and AMS, and streamlining our support functions through Project Accelerate," said Ward.

     "Going forward, our Company will be comprised of leading service brands that collectively have strong cash flow, higher revenue growth potential, greater operating margins and stronger returns on invested capital," continued Ward.

     "We believe that our improved portfolio, combined with solid execution of our business strategies, will enable us to deliver mid to high single-digit revenue growth and low double-digit earnings per share growth in 2006 from a base of earnings from continuing operations of $.61," said Ward.

     "Based on the actions we are taking this year, our target is to achieve high single digit revenue growth and earnings per share growth in the mid-teen level during 2007 and beyond, with cash from operations growing and continuing to substantially exceed net income," concluded Ward.

REVIEW OF CASH FLOWS AND BALANCE SHEET
     Net cash flow provided from operating activities was $243 million in 2005, compared to $370 million in 2004. This decrease reflects the net tax payments in 2005 of $86 million that were associated with the favorable and previously disclosed IRS agreement. Also contributing to the cash flow variance was a favorable, nonrecurring reduction in 2004 tax payments of approximately $25 million that was also related to the IRS agreement. A final factor is increased working capital usage of $31 million, resulting primarily from a higher level of incentive compensation payments made in early 2005 relating to 2004. Operating cash flows are expected to continue to significantly exceed reported net income in the future.

     Total debt on December 31, 2005 was $658 million, approximately $147 million below December 31, 2004 levels. This debt reduction and the previously mentioned IRS payment were funded using a combination of operating cash flows and existing cash resources.

BUSINESS REVIEW BY SEGMENT
     Beginning with this release, the businesses previously included in the TruGreen segment will be further broken out to improve visibility. The Company's lawn care business, TruGreen ChemLawn, and its commercial landscaping business, TruGreen LandCare, will now be reported as separate segments. American Residential Services (ARS) and American Mechanical Services (AMS), which had been reported as a separate segment, will now be reported as Businesses Held Pending Sale as a result of the Company's previously mentioned announcement.

TRUGREEN CHEMLAWN
     The TruGreen ChemLawn segment reported full year revenues of $1.02 billion, up approximately 4.5 percent compared to the prior year. Revenue growth resulted primarily from improved price realization, and increases in supplemental customer services and commercial services. Customer counts increased modestly, as the successful expansion of neighborhood selling efforts and direct mail programs were offset by a reduction in telemarketing sales, a reduced level of acquisitions and a modest decline in customer retention, primarily in Canada. Operating income for the year declined $4 million in total, as increased revenues and reduced safety-related costs were offset by higher fuel and fertilizer costs, the first time absorption of first quarter seasonal losses in the Canadian operations ($3 million) which were acquired in April of 2004, and the effects of the $4 million gain in 2004 from the sale of a support facility.

     In the fourth quarter, revenues of $203 million were up 4 percent compared to 2004, while operating income increased $2 million, or 8 percent. Revenue and profit growth resulted from an increased level of production, as well as the favorable timing of certain expenses.

TRUGREEN LANDCARE
     The TruGreen LandCare segment reported full year revenues of $453 million, up 3 percent compared to the prior year. Revenue growth primarily reflected increased enhancement sales and growth in contract maintenance revenues. Full year operating income improved by $9 million reflecting improvements in labor, material and safety-related costs, partially offset by higher fuel costs and investments in the sales organization, which are expected to contribute to enhanced revenue growth in the future. The improved results also reflect the favorable effect on comparability of one-time branch shutdown costs that were incurred last year.

     In the fourth quarter, revenues of $116 million were up 7 percent compared to 2004, while operating income increased $5 million. Revenue and profit growth resulted from an increased level of hurricane-related enhancement revenues and improved labor management techniques, including more timely reductions in seasonal workforce.

TERMINIX
     Terminix reported full year revenues of $1.1 billion, up 6 percent compared to the prior year. Solid growth was achieved in revenues from initial termite applications as an expanded sales force and geographic presence generated encouraging increases in unit sales despite a relatively weak termite swarm. Termite renewal revenues experienced solid growth, reflecting improved pricing, partially offset by a slight decrease in customer retention. Terminix also realized solid growth in pest control revenues, reflecting the impact of acquisitions, partially offset by a slight decline in customer retention. Operating income for the year increased by $13 million, a 10 percent increase. In addition to higher revenues, the segment benefited from improved labor and material cost efficiencies resulting from the new termite liquid application technique and the new termite bait product, as well as reduced safety related costs. These favorable factors more than offset the effects of higher fuel costs and a $10 million unfavorable correction in estimating prior years' termite damage claim reserves. New termite damage claims continue to trend favorably. In addition, as previously disclosed, Terminix recorded an $8 million favorable but non-recurring adjustment in 2004.

     In the fourth quarter, revenues of $236 million were up 5 percent compared to 2004. Operating income increased by $2 million or 10 percent, reflecting the favorable termite labor and material cost factors mentioned above.

AMERICAN HOME SHIELD
     The American Home Shield (AHS) segment reported full year revenues of $529 million, up 8 percent compared to the prior year. New contract sales, which are reported as earned revenues over the subsequent twelve month contract period, increased 7 percent over 2004 levels. AHS experienced solid growth in customer renewals and strong growth in its direct-to-consumer channel, while the real estate channel had modest annual growth, with improved results in the second half of the year. Warranty contract renewals were supported by an overall improved customer retention rate, while consumer sales benefited from an expanded and more selectively targeted direct mail program. Operating income for the year declined by $1 million as revenue growth was more than offset by higher claim costs associated with summer weather that was much hotter than the generally mild conditions that prevailed in 2004. This led to a 3 percent increase in the rate of service requests, as well as a higher cost per claim, which had a combined adverse impact on operating income of approximately $15 million. Income comparisons between years were also impacted by investments in market penetration and customer retention initiatives in 2005, as well as a $5.5 million cumulative negative adjustment to deferred revenue and operating income recorded in the third quarter of 2004.

     In the fourth quarter, revenues of $119 million were up 5 percent compared to 2004. New contract sales increased 3 percent, reflecting improvements in real estate sales, modest growth in renewals and consumer sales that were flat due to an acceleration of mailings into earlier periods of the year. Operating income in the quarter decreased by $4 million, reflecting the unfavorable factors that impacted the full year.

OTHER OPERATIONS
     The Other Operations segment, which includes the Company's franchised operations and its Business Support Center, reported full-year revenues of $177 million, up 8 percent. The ServiceMaster Clean and Merry Maids franchise operations reported a combined revenue increase of 8 percent, driven by strong internal growth in residential maid service, continued double-digit increases in disaster restoration and improvements in commercial cleaning. The overall segment operating loss for the year was $(53) million compared with $(52) million in 2004. Favorable trending of prior year insurance claims, as well as a strong increase in profits from the franchise businesses, were offset by increases in costs of certain strategic investments.

     In the fourth quarter, revenues of $46 million were up 8 percent. The ServiceMaster Clean and Merry Maids franchise operations reported combined revenue increases of 8 percent. Operating loss for the quarter was $(16) million compared with $(18) million in 2004.

NON-OPERATING EXPENSE / (INCOME)
     Non-Operating Expenses for the full year were $45 million compared with $53 million in 2004. This improvement reflected an increase in gains on the AHS investment portfolio and a decrease in interest expense due to lower outstanding debt balances. In the fourth quarter, Non-Operating Expenses were $14 million, comparable to the prior year.

BUSINESSES HELD PENDING SALE AND DISCONTINUED OPERATIONS
     Revenues from the combined ARS and AMS businesses now held pending sale increased 11 percent in both the fourth quarter and full year. Operating income net of taxes increased by approximately $1 million in the fourth quarter and $6 million for the full year, as sharp improvements in volume and mix of replacement sales and more favorable weather conditions offset lower profits from commercial installation projects.

     For the full year, 2005 net income from previously discontinued operations totaled $5 million, reflecting the favorable conclusion of certain obligations related to international pest control businesses sold in prior years. In 2004, as a result of the comprehensive IRS agreement discussed previously, the Company recognized a non-cash reduction in the tax provision related to discontinued operations, thereby increasing net income reported under that caption by $9 million.

TAX TREATMENT OF COMMON STOCK DIVIDEND
     The Company currently expects that approximately 60 percent of its 2006 dividends on common stock will be taxable as dividend income for federal income tax purposes. This is lower than the previously disclosed taxability percentage for 2005 dividends of 87 percent, primarily due to one-time effects of the pending dispositions. The 2006 estimate is subject to change, based on the outcome of future events. Any portion of the dividend that is not taxable would be treated as a return of capital and would generally be applied to reduce the cost basis of the shares. The Company expects that the taxable portion of its dividend will rebound sharply in 2007, and grow to be fully taxable over the succeeding few years.

CONFERENCE CALL DETAILS
     The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on February 13, 2006. Interested parties may listen to the call at
(888) 391-0072. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21282044).

COMPANY OVERVIEW
     ServiceMaster currently provides outsourcing services for residential and commercial customers through a network of over 5,500 company-owned and franchised service centers and business units operating under leading brands, which include Terminix, TruGreen ChemLawn, TruGreen LandCare, ARS Service Express, Rescue Rooter, American Mechanical Services, ServiceMaster Clean, American Home Shield, Amerispec, Merry Maids, and Furniture Medic.

     As America's Service Brands for Home and Business, the core service capabilities of the Company include lawn care and landscape maintenance, termite and pest control, home warranty, disaster restoration, cleaning, furniture repair, plumbing, heating and air conditioning services.

BUSINESS SEGMENTS
     The Company is primarily comprised of five business segments: The TruGreen ChemLawn segment includes the lawn care operations. The TruGreen LandCare segment includes commercial landscaping services. The Terminix segment includes termite and pest control services. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

FORWARD-LOOKING STATEMENTS
     This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions that affect the demand for the Company's services; changes in the source and intensity of competition in the markets served by the Company; labor shortages or increases in wage rates; unexpected increases in operating costs, such as higher insurance premiums, self insurance and healthcare claim costs; higher fuel prices; changes in the types or mix of the Company's service offerings or products; increased governmental regulation including telemarketing and environmental restrictions; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)


Statements of Operations

                        Three Months Ended      Twelve Months Ended
                           December 31,             December 31,

                        2005        2004          2005       2004
                     ----------- -----------  ----------- -----------
Operating Revenue    $   719,599 $   683,372  $ 3,239,478 $ 3,068,068

Operating Costs and Expenses:

Cost of services
 rendered and
 products sold           464,864     441,572    2,011,978   1,919,220
Selling and
 administrative
 expenses                200,311     194,284      881,963     818,534
Amortization expense       1,528       1,593        5,454       6,006
                     ----------- -----------  ----------- -----------
Total operating costs
 and expenses            666,703     637,449    2,899,395   2,743,760
                     ----------- -----------  ----------- -----------
Operating Income          52,896      45,923      340,083     324,308

Non-operating Expense (Income):

Interest expense          13,270      15,560       56,999      60,708
Interest and
 investment income        (1,716)     (3,950)     (19,832)    (15,469)
Minority interest and
 other expense, net        2,045       2,046        8,218       8,225
                     ----------- -----------  ----------- -----------
Income from
 Continuing Operations
 before Income Taxes      39,297      32,267      294,698     270,844
Provision (benefit) for
 income taxes (1)         15,335    (138,061)     114,137     (45,779)
                     ----------- -----------  ----------- -----------
Income from Continuing
 Operations (1)           23,962     170,328      180,561     316,623

Income from businesses
 held pending sale and
 discontinued
 operations, net of
 income taxes (1,2)        3,003      11,580       18,364      14,604
                     ----------- -----------  ----------- -----------
Net Income           $    26,965 $   181,908  $   198,925 $   331,227
                     =========== ===========  =========== ===========

Diluted Earnings Per Share (1,3):

Income from continuing
 operations               $ 0.08      $ 0.56       $ 0.61      $ 1.06

Income from businesses
 held pending sale and
 discontinued
 operations (2)             0.01        0.04         0.06        0.05
                          ------      ------       ------      ------
Diluted Earnings
 Per Share                $ 0.09      $ 0.60       $ 0.67      $ 1.11
                          ======      ======       ======      ======

Number of Shares -
  Basic                  290,759     290,119      291,251     290,514

Number of Shares -
  Diluted                295,509     303,962      296,807     303,568


----------------------------------------------------------------------


Dividends Per Share       $ 0.11      $ 0.11       $ 0.44      $ 0.43
                          ======      ======       ======      ======
Price Range Per Share:
 High Price               $14.28      $13.87       $14.28      $13.87
 Low Price                 11.69       12.30       $11.69      $10.65
----------------------------------------------------------------------

THE SERVICEMASTER COMPANY
(In thousands)

Condensed Balance Sheets                             As of
                                           December 31,  December 31,
                      Assets                   2005          2004
                                           ------------  ------------
  Cash and cash equivalents                $    114,508  $    256,626
  Marketable securities                         104,807       103,681
  Receivables, net of allowances                309,567       279,685
  Inventories and other current assets          159,731       226,259
  Assets in businesses held pending sale
   and discontinued operations                  135,100       112,501
                                           ------------  ------------
    Total Current Assets                        823,713       978,752
                                           ------------  ------------
  Intangible assets, primarily trade
   names and goodwill, net of
   accumulated amortization                   1,778,413     1,732,668
  Property and equipment, net of
   accumulated depreciation                     161,827       162,923
  Long-term marketable securities               147,332       135,824
  Notes receivable and other assets              40,245        49,638
  Assets in businesses held pending
   sale and discontinued operations              77,340        80,397
                                           ------------  ------------
    Total Assets                           $  3,028,870  $  3,140,202
                                           ============  ============
              Liabilities and Equity

  Current liabilities                      $    839,155  $    913,284
  Liabilities in businesses held pending
   sale and discontinued operations              97,294        91,396
  Current debt maturities                        19,222        23,247
                                           ------------  ------------
    Total Current Liabilities                   955,671     1,027,927
                                           ------------  ------------
  Long-term debt                                638,928       781,841
  Other long-term obligations                   269,501       229,284
  Liabilities in businesses held pending
   sale and discontinued operations              10,130         9,615
  Minority interest                             100,000       100,000
  Shareholders' equity                        1,054,640       991,535
                                           ------------  ------------
    Total Liabilities and
      Shareholders' Equity                 $  3,028,870  $  3,140,202
                                           ============  ============


                                               Twelve Months Ended
                                                  December 31,

Statements of Cash Flows                       2005           2004
                                           ------------  ------------

Cash and Cash Equivalents at January 1     $    256,626  $    228,161

Cash Flows from Operating Activities:

Net Income                                      198,925       331,227
Adjustments to reconcile net income to net
  cash flows from operating activities:
  Income from businesses held pending sale
    and discontinued operations                 (18,364)      (14,604)
  Non-cash reduction in continuing
    operations tax expense (1)                      ---      (149,722)
  Depreciation                                   44,313        42,680
  Amortization                                    5,454         6,006
  Change in working capital, net
   of acquisitions:
    Change in tax accounts:
       Deferred income taxes                     60,941        66,639
       Resolution of income tax audits (1)      (86,356)       25,000
    Other changes in working capital             22,947        54,115
  Other, net                                     14,848         8,716
                                           ------------  ------------
Net Cash Provided from Operating Activities     242,708       370,057
                                           ------------  ------------
Cash Flows from Investing Activities:
  Property additions                            (41,771)      (45,346)
  Sale of equipment and other assets              2,838         6,606
  Business acquisitions, net of cash acquired   (33,719)      (40,184)
  Notes receivable, financial investments
    and securities                               (8,371)      (45,580)
                                           ------------  ------------
Net Cash Used for Investing Activities          (81,023)     (124,504)
                                           ------------  ------------
Cash Flows from Financing Activities:
  Borrowings of debt                            930,287           ---
  Payments of debt                           (1,094,102)      (37,042)
  Purchase of ServiceMaster stock               (52,324)      (63,085)
  Shareholders' dividends                      (128,048)     (125,476)
  Other                                          29,518        16,631
                                           ------------  ------------
Net Cash Used for Financing Activities         (314,669)     (208,972)
                                           ------------  ------------
Cash Flows from Businesses Held Pending Sale
 and Discontinued Operations:
  Cash provided from (used for) operating
    activities of businesses held pending
    sale and discontinued operations             14,181        (1,189)
  Cash used for investing activities of
    businesses held pending sale and
    discontinued operations                      (3,315)       (6,927)
                                           ------------  ------------
Net Cash Provided from (Used for)
 Businesses Held Pending Sale and
 Discontinued Operations                         10,866        (8,116)
                                           ------------  ------------

Cash Increase (Decrease) During the Period     (142,118)       28,465
                                           ------------  ------------
Cash and Cash Equivalents at December 31   $    114,508  $    256,626
                                           ============  ============

Notes:
(1) In January 2005, the Company reached a comprehensive agreement with the Internal Revenue Service (IRS) regarding its examination of the Company's federal income taxes through the year 2002. As a result of this agreement, the Company recorded a non-cash reduction in its fourth quarter and full year 2004 tax provision, thereby increasing net income by approximately $159 million. Approximately $150 million related to continuing operations ($.49 per diluted share) and $9 million related to discontinued operations ($.03 per diluted share).

Pursuant to this agreement, the Company paid taxes and interest (primarily in the first quarter of 2005) to the IRS and various states in the amount of $131 million. These payments represent only one part of a four part agreement with the IRS, which also included: tax savings of $25 million that were realized in 2004; a reduction of $45 million in the required estimated tax payments in 2005 and a deferred tax annuity totaling $57 million that will be realized through 2016.

As previously disclosed, in the second quarter of 2005, the IRS commenced the audits of the Company's tax returns for 2003 and 2004. The IRS has concluded these audits and there were no significant adjustments or payments resulting from these audits.

(2) In February 2006, the Company announced its intention to sell its American Residential Services (ARS) and American Mechanical Services (AMS) companies so it can concentrate resources on its main growth companies. These operations were previously disclosed as the Company's ARS/AMS segment. Because the Company intends to sell these companies, the results of these operations are classified as "Businesses held pending sale and discontinued operations" in all periods.

The Company has expanded its business segment reporting to allow for better ongoing visibility into the components of the business. The companies that previously were reported in the TruGreen segment have been further broken out into the TruGreen ChemLawn segment and the TruGreen LandCare segment.

(3) The weighted-average common shares for the diluted earnings per share calculation include the incremental effect related to outstanding options and stock appreciation rights (SARS) whose market price is in excess of the grant price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations. In computing diluted earnings per share, the after-tax interest expense related to convertible securities is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the securities. Shares potentially issuable under convertible securities have been considered outstanding for the three and twelve months ended December 31, 2004. For the three and twelve months ended December 31, 2005, shares potentially issuable under convertible securities have not been considered outstanding as their inclusion results in a less dilutive computation. Had the inclusion of convertible securities not resulted in a less dilutive computation for the three and twelve months ended December 31, 2005, incremental shares attributable to the assumed conversion of the securities would have increased shares outstanding by 8.0 million shares for both periods and the after-tax interest expense related to the convertible securities that would have been added to the net income in the numerator would have been $1.2 million for the three month period and $4.9 million for the twelve month period.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)

                                  Three months ended
                                   December 31, 2005

Continuing Operations:         Income     Shares     EPS
----------------------        --------    -------   ------
Basic EPS                     $ 23,962    290,759   $ 0.08

Effect of dilutive securities,
 net of tax:
  Options & SARS                            4,750
  Convertible Securities           ---        ---
                              --------    -------
Diluted EPS                   $ 23,962    295,509   $ 0.08
                              ========    =======   ======

                                  Three months ended
                                   December 31, 2004

Continuing Operations:         Income     Shares     EPS
----------------------        --------    ------    ------
Basic EPS                     $170,328    290,119   $ 0.59

Effect of dilutive securities,
 net of tax:
  Options & SARS                            5,843
  Convertible Securities         1,178      8,000
                              --------    -------
Diluted EPS                   $171,506    303,962   $ 0.56
                              ========    =======   ======

                                   Twelve months ended
                                    December 31, 2005

Continuing Operations:         Income    Shares      EPS
----------------------        --------   ------     ------
Basic EPS                     $180,561   291,251    $ 0.62

Effect of dilutive securities,
 net of tax:
  Options & SARS                           5,556
  Convertible Securities           ---       ---
                              --------   -------
Diluted EPS                   $180,561   296,807    $ 0.61
                              ========   =======    ======

                                   Twelve months ended
                                    December 31, 2004

Continuing Operations:         Income    Shares      EPS
----------------------        --------   ------     ------
Basic EPS                     $316,623   290,514    $ 1.09

Effect of dilutive securities,
 net of tax:
  Options & SARS                           5,054
  Convertible Securities         4,712     8,000
                              --------   -------
Diluted EPS                   $321,335   303,568    $ 1.06
                              ========   =======    ======

THE SERVICEMASTER COMPANY
(In thousands)


 Segment Summaries
                              For the three months ended December 31,
                                   2005         2004      % Change
                               -----------  -----------  ----------
Operating Revenue:
 TruGreen ChemLawn             $   202,622  $   194,833          4%
 TruGreen LandCare                 115,934      107,973          7%
 Terminix                          235,938      224,551          5%
 American Home Shield              118,792      113,175          5%
 Other Operations                   46,313       42,840          8%
                               -----------  -----------  ----------
Total Operating Revenue        $   719,599  $   683,372          5%
                               ===========  ===========  ==========

Operating Income:
 TruGreen ChemLawn             $    27,934  $    25,942          8%
 TruGreen LandCare                   7,733        2,260        242%
 Terminix                           23,497       21,395         10%
 American Home Shield               10,157       14,600        -30%
 Other Operations                  (16,425)     (18,274)        10%
                               -----------  -----------  ----------
Total Operating Income         $    52,896  $    45,923         15%
                               ===========  ===========  ==========

                             For the twelve months ended December 31,
                                   2005         2004      % Change
                               -----------  -----------  ----------
Operating Revenue:
 TruGreen ChemLawn             $ 1,024,641  $   980,816          4%
 TruGreen LandCare                 453,323      438,833          3%
 Terminix                        1,056,285      996,900          6%
 American Home Shield              528,687      487,395          8%
 Other Operations                  176,542      164,124          8%
                               -----------  -----------  ----------
Total Operating Revenue        $ 3,239,478  $ 3,068,068          6%
                               ===========  ===========  ==========

Operating Income:
 TruGreen ChemLawn             $   171,758  $   175,666         -2%
 TruGreen LandCare                   4,317       (4,482)        N/M
 Terminix                          145,568      132,827         10%
 American Home Shield               70,959       71,986         -1%
 Other Operations                  (52,519)     (51,689)        -2%
                               -----------  -----------  ----------
Total Operating Income         $   340,083  $   324,308          5%
                               ===========  ===========  ==========

The combined operations of ServiceMaster Clean and Merry Maids comprised approximately 6% of the consolidated revenue for the three months ended December 31, 2005 and 2004 and 5% of the consolidated revenue for the twelve months ended December 31, 2005 and 2004. These operations comprised approximately 16% of the consolidated operating income before headquarter overheads for the three months ended December 31, 2005 and 2004, and 11% of the consolidated operating income before headquarter overheads for the twelve months ended December 31, 2005 and 2004.


                                         As of December 31,
                                   2005         2004      % Change
                               -----------  -----------  ----------
Capital Employed:
 TruGreen ChemLawn             $   812,873  $   795,254          2%
 TruGreen LandCare                  33,900       33,720          1%
 Terminix                          652,230      631,370          3%
 American Home Shield              207,864      168,223         24%
 Other Operations and Businesses
  Held Pending Sale and
  Discontinued Operations          105,923      268,056        -60%
                               -----------  -----------  ----------
Total Capital Employed         $ 1,812,790  $ 1,896,623         -4%
                               ===========  ===========  ==========

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.


 Key Performance Indicators
                                      Rolling twelve month metrics
                                           as of December 31,

                                           2005        2004
                                        ----------  ----------

 TruGreen ChemLawn -
  Growth in Full Program Contracts              1%          8%
  Customer Retention Rate                    61.2%       62.2%

 Terminix -
  Growth in Pest Control Customers              3%          7%
  Pest Control Customer Retention Rate       77.2%       78.1%

  Growth in Termite Customers                   0%          0%
  Termite Customer Retention Rate            87.2%       87.9%

 American Home Shield -
  Growth in Warranty Contracts                  6%          5%
  Customer Retention Rate                    57.4%       55.2%

Exhibit: Non-GAAP Measure Disclosure

Within this press release, the Company provided certain non-GAAP (Generally Accepted Accounting Principles) measures. The Company does not intend for this information to be considered in isolation or as a substitute for the related GAAP measures. The Company believes that these non-GAAP measures provide an important perspective on the performance of the Company's operations.


(in thousands, except per share data)


                                            Three Months Ended
                                               December 31,
                                            2005         2004
                                        -----------   -----------


Reported revenue from continuing
 operations                             $   719,599   $   683,372

Revenue of ARS/AMS                          194,797       175,722
                                        -----------   -----------
Revenue including ARS/AMS               $   914,396   $   859,094



Reported income from continuing
 operations                             $    23,962   $   170,328

IRS tax agreement                               ---       149,722
                                        -----------   -----------
Income from continuing operations
 excluding IRS tax agreement            $    23,962   $    20,606

ARS/AMS operating income,
 net of tax (1)                               3,935         3,237
                                        -----------   -----------
Income excluding the IRS tax agreement
 and including the ARS/AMS operations   $    27,897   $    23,843



Diluted Earnings Per Share:
EPS from continuing operations               $ 0.08        $ 0.56

Impact of IRS tax agreement                     ---          0.49
                                             ------        ------
EPS from continuing operations
 excluding IRS tax agreement                 $ 0.08        $ 0.07

Impact of ARS/AMS operating income,
 net of tax                                    0.01          0.01
                                             ------        ------
EPS excluding the IRS tax agreement
 and including the ARS/AMS operations        $ 0.09        $ 0.08
                                             ======        ======


                                           Twelve Months Ended
                                                December 31,
                                            2005         2004
                                        -----------   -----------
Reported revenue from continuing
 operations                             $ 3,239,478   $ 3,068,068

Revenue of ARS/AMS                          764,888       690,500
                                        -----------   -----------
Revenue including ARS/AMS               $ 4,004,366   $ 3,758,568



Reported income from continuing
 operations                             $   180,561   $   316,623

IRS tax agreement                               ---       149,722
                                        -----------   -----------
Income from continuing operations
 excluding IRS tax agreement            $   180,561   $   166,901

ARS/AMS operating income,
 net of tax (1)                              13,302         7,434
                                        -----------   -----------
Income excluding the IRS tax agreement
 and including the ARS/AMS operations   $   193,863   $   174,335



Diluted Earnings Per Share:
EPS from continuing operations               $ 0.61        $ 1.06

Impact of IRS tax agreement                     ---          0.49
                                             ------        ------
EPS from continuing operations
 excluding IRS tax agreement                 $ 0.61        $ 0.56

Impact of ARS/AMS operating income,
 net of tax                                    0.04          0.03
                                             ------        ------
EPS excluding the IRS tax agreement
 and including the ARS/AMS operations        $ 0.65        $ 0.59
                                             ======        ======

(1) The following reconciles the results of the ARS/AMS operating income as reported when these businesses were a separate business segment within the enterprise's continuing operations to the ARS/AMS operating income, net of tax which is now classified in results of "businesses held pending sale and discontinued operations":


                                            Three Months Ended
                                               December 31,
                                            2005         2004
                                        -----------   -----------
ARS/AMS business segment
 operating income                       $     5,147   $     3,267

Headquarter support and
 insurance allocations                        1,357         2,066
                                        -----------   -----------
ARS/AMS operating income before
 previously allocated expenses                6,504         5,333

Tax expense                                   2,569         2,096
                                        -----------   -----------
ARS/AMS operating income, net of tax    $     3,935   $     3,237



                                           Twelve Months Ended
                                                December 31,
                                            2005         2004
                                        -----------   -----------
ARS/AMS business segment
 operating income                       $    11,695   $     5,534

Headquarter support and
 insurance allocations                       10,294         6,714
                                        -----------   -----------
ARS/AMS operating income before
 previously allocated expenses               21,989        12,248

Tax expense                                   8,687         4,814
                                        -----------   -----------
ARS/AMS operating income, net of tax    $    13,302   $     7,434